EXHIBIT 10.6

                            Non-Competition Agreement

Party A: Shanghai Newsummit Biopharma Co,. Ltd
Party B: ______

1. Purpose of the Agreement

The success of Party A is heavily depend on its business secrets (including technological secrets and operational secrets), client relationships (including which has been disclosed) and other legally protected rights (e.g. goodwill), which are created and maintained by the great efforts and financial investments made by Party A. Party B recognizes the rights and interests created and maintained by Party A, and therefore Party B hereby agrees as following:

2. Term, Territory and Business Scope

Within ___ years of the termination of the Employment Contract, Party B shall not establish, jointly establish, invest in, operate, or be employed by any business whose business scope may include development, consultation, transfer and/or service of technology which is in connection with pharmacy, bio-products, health products, diagnostic reagent, medical equipments and/or laboratory equipments.

3. Non-Solicitation of Employee

Within three years of the termination of the Employment Contract, Party B shall not directly or indirectly solicit or help solicit Party A's employee, who holds or may hold Party A's business secrets, to reveal those secrets to or to leave for any third party without Party A's prior consent.

4. Non-Solicitation of Clients

Within three years of termination of the Employment Contract and within the territories where Party A's business are conducted, Party B shall not directly or indirectly influence or try to influence the relationship between Party A and its clients, which include but not limited to those who had, or have, or will have business relationship with Party A, and therefore shall not solicit Party A's clients to shift to any third party.


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5. Compensation

In consideration of Party B's observance of liabilities set forth in Article 2, 3 and 4 of this Agreement, Party A shall pay to Party B compensation which shall be 50% of the annual salary of Party B in the last fiscal year of his service in Party A.

6. Severability

In the event that any provision of this Agreement is amended by both Parties or is held invalid or amended by judicial institutes, such amendment or invalidation shall not affect the validity of remaining provisions of this Agreement.

7. Integral Agreement

This Agreement constitutes an integral exhibit of the Employment Contract, and shall carry equal binding force as the Employment Contract.

8. Liabilities

In the event that Party B breaches any or all of Article 2, 3 and 4 of this Agreement, Party B shall pay RMB____ to Party A. In the event the foresaid amount is insufficient to cover the actual loss suffered by Party A, Party B shall thereafter make further compensation to cover the remainder.

9. Declaration of True Intention

This Non-Competition Agreement is made based on the true intention of both Party A and Party B without any implication or coercion imposed on Party B by Party A. Party B commit himself to observe this Agreement with full voluntary.


Party A: Shanghai Biopharma Co., Ltd              Party B:

                                                  Enrollment No.:

                                                  ID Number: